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VEDDER PRICE                                     [Letter Head]


                                                 August 25, 1997

Board of Trustees
Time Horizon Funds
555 South Flower Street
Los Angeles, California 90071

Re:  Rule 24f-2 Notice for Time Horizon Funds (the "Fund")
     File No. 33-91448 and 811-9024
     -----------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to the Fund since its organization in connection with its public offering of an indefinite number of units of beneficial interest, no par value ("Shares"), from each of the three authorized series of the Fund.

     Assuming that the Fund's Amended and Restated Declaration of Trust dated June 12, 1995, as amended by written instrument dated April 22, 1996 and the By-Laws of the Fund adopted June 12, 1995 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on June 12, 1995 and April 22, 1996 relating to organizational matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, it is our opinion that the Shares, as reported on the accompanying Notice pursuant to Rule 24f-2 reporting sales and redemptions during the period ended June 30, 1997, were legally issued, fully paid and non-assessable. In rendering this opinion, we have relied upon an Officer's Certificate executed by the Treasurer of the Fund for the fiscal year ending June 31, 1997 representing that all shares of the Fund have been issued at the net asset value per share next determined after the Fund's receipt of an order in proper form and payment therefor from the investor, as described in the Fund's Prospectus and Statement of Additional Information.

     This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We consent to the use of this opinion in connection with the aforementioned Notice to be filed pursuant to Rule 24f-2 under the Investment Company Act of 1940.

                            Sincerely,

                            /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                            VEDDER, PRICE, KAUFMAN & KAMMHOLZ
COK/RJM